Exhibit 8.1

1460 El Camino Real

2nd Floor

Menlo Park, CA 94025-4110

+1.650.838.3600

November 30, 2018

The Bank of Nova Scotia

44 King St. West

Scotia Plaza, 8th Floor

Toronto, Ontario

Canada MH5 1H1

Ladies and Gentlemen:

We are acting as U.S. tax counsel to The Bank of Nova Scotia, a chartered bank incorporated under the laws of Canada (the “Bank”), in connection with the preparation of the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission (the

“Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) Common Shares, without par value, (ii) Preferred Shares, without par value, (iii) Senior Debt Securities, and (iv) Subordinated Debt Securities (collectively, the “Securities”). Any defined term used and not defined herein has the meaning given to it in the prospectus included in the Registration Statement (the “Prospectus”).

For purposes of the opinion set forth below, we have, with the consent of the Bank, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date of effectiveness of the Registration Statement, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “UNITED STATES TAXATION” is our opinion as to the material U.S. federal income tax consequences to U.S. holders (as such term is defined in “UNITED STATES TAXATION”) of the potential issuance of the Securities under currently applicable law.

This opinion letter speaks only as of the date of effectiveness of the Registration Statement. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “UNITED STATES TAXATION” and “LEGAL MATTERS”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.